Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Conforce International, Inc.

Gentlemen:

We consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated July 14, 2009, with respect to the consolidated financial statements of Conforce International, Inc. and its subsidiaries as of and for the year ended March 31, 2009, in the filing of the Annual Report on Form 10-K for Conforce International, Inc.

Date: July 14, 2009	By: /s/ Pollard-Kelley Auditing Services, Inc.
Pollard-Kelley Auditing Services, Inc.
Independence, OH